Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2017

Englewood, CO - November 2, 2017 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three months ended September 30, 2017. Ascent is a holding company that owns MONI, one of the nation’s largest home security alarm monitoring companies.

Headquartered in the Dallas Fort-Worth area, MONI provides security alarm monitoring services to approximately one million residential and commercial customers as of September 30, 2017. MONI’s long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Operational Highlights:

•	MONI announces important new partnership with Nest to provide professional monitoring to Nest Secure customers

•	MONI implements headcount reductions delivering $7 million of annualized cost savings

•	Realized first sequential improvement in Core Unit Attrition since 2015

Key Financial Results1:

•	Ascent’s net revenue for the three and nine months ended September 30, 2017 totaled $138.2 million and $419.9 million, respectively

•	Ascent’s net loss for the three and nine months ended September 30, 2017 totaled $29.2 million and $91.5 million, respectively

•
Ascent's Pre-SAC Adjusted EBITDA, which adjusts for the expensed portion of subscriber acquisition costs, for the three and nine months ended September 30, 2017 totaled $85.9 million and $259.5 million, respectively

•	MONI’s net loss for the three and nine months ended September 30, 2017 totaled $25.5 million and $96.7 million, respectively

•	MONI’s Pre-SAC Adjusted EBITDA for the three and nine months ended September 30, 2017 totaled $87.1 million and $265.9 million, respectively

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “The MONI team continued to make meaningful progress in the third quarter toward its strategic agenda of diversifying its distribution channels, developing key partner relationships, and improving certain of the core performance metrics of the business. While there is certainly more work ahead of us, I believe we are focusing on the right initiatives to benefit the long term prospects of the business and drive improved shareholder value.”

Jeffery Gardner, President and Chief Executive Officer of MONI said, “I am encouraged by our continued execution in the third quarter. We are making positive strides stabilizing dealer economics and attrition metrics as well as reducing operating costs and generating new sales and marketing leads for our direct channel. Notably, our recently announced partnership with Nest is set to be a transformative opportunity for the business. We believe it will provide a unique opportunity to expand our addressable market beyond traditional homeowners, drive greater penetration into the growing connected home market and elevate MONI's brand awareness nationally. We are also making strategic improvements to our operating cost structure through headcount reductions principally in Dallas as well as reorganizing our sales and marketing platforms to consolidate both MONI Direct and LiveWatch under a single sales platform. All of this is being done with an eye towards continuing to provide our customers with the highest levels of customer service while driving greater efficiencies across all areas of the business.”

1. Comparisons are year-over-year unless otherwise specified.

Results for the Three and Nine Months Ended September 30, 2017

For the three months ended September 30, 2017, Ascent reported net revenue of $138.2 million, a decrease of 3.2%. For the nine months ended September 30, 2017, net revenue totaled $419.9 million, a decrease of 2.3%. The reduction in revenue for the three and nine months ended September 30, 2017 is due to the lower average number of subscribers in 2017. This decrease was partially offset by an increase in average recurring monthly revenue (“RMR”) per subscriber to $43.79 due to certain price increases enacted during the past twelve months and an increase in average RMR per new subscriber acquired.

Ascent’s total cost of services for the three months ended September 30, 2017 increased 4.0% to $30.2 million. For the nine months ended September 30, 2017, Ascent’s total costs of services increased 4.2% to $89.8 million. The increase for the three and nine months ended September 30, 2017 is attributable to increased field service costs due to a higher volume of retention jobs being completed and an increase in expensed subscriber acquisition costs (or "SAC") primarily as a result of the initiation of MONI’s direct sales channel. Subscriber acquisition costs were $3.3 million and $8.8 million for the three and nine months ended September 30, 2017, respectively, as compared to $2.1 million and $6.5 million for the three and nine months ended September 30, 2016, respectively. Subscriber acquisition costs recognized in cost of services include certain equipment costs and MONI labor expenditures associated with the creation of new subscribers at both MONI and LiveWatch.

Ascent’s selling, general & administrative ("SG&A") costs for the three months ended September 30, 2017 increased 8.8% to $35.8 million. The increase for the three months ended September 30, 2017 is primarily attributable to increased SAC, $1.2 million in severance charges related to a reduction in force and transitioning executive leadership at MONI's Dallas, Texas headquarters and consulting fees related to the implementation of strategic company initiatives. SG&A costs for the nine months ended September 30, 2017, increased 40.8% to $136.8 million. The increase in SG&A for the nine months ended September 30, 2017 is primarily attributable to a $28.0 million legal settlement reserve recognized in the second quarter of 2017 in relation to class action litigation that alleged violation of telemarketing laws and increased SAC. Other increases are attributable to consulting fees related to strategic company initiatives as well as the severance event and transition of executive leadership discussed above. Additionally, Ascent realized a foreign currency loss on a forward exchange contract as the Company locked in foreign exchange rates earlier in the year in anticipation of the sale of an overseas property. Included in SG&A is a realized loss of $1.2 million on the maturity and settlement of this contract.

SAC increased to $8.0 million and $21.0 million for the three and nine months ended September 30, 2017 as compared to $5.2 million and $14.0 million for the three and nine months ended September 30, 2016, primarily as a result of increased direct-to-consumer sales activities at MONI.

Ascent reported a net loss from continuing operations for the three and nine months ended September 30, 2017 of $29.2 million and $91.6 million, respectively, compared to net loss from continuing operations of $27.0 million and $72.5 million in the prior year periods.

MONI reported a net loss for the three and nine months ended September 30, 2017 of $25.5 million and $96.7 million, respectively, compared to a net loss of $23.0 million and $59.7 million in the prior year periods.

Ascent’s Adjusted EBITDA decreased 10.9% to $75.7 million for the three months ended September 30, 2017. Ascent’s Adjusted EBITDA for the nine months ended September 30, 2017 decreased 9.2% to $233.4 million. MONI’s Adjusted EBITDA decreased 11.4% and 8.6% to $76.9 million and $239.8 million during the three and nine months ended September 30, 2017, respectively. The decrease for the three and nine months ended September 30, 2017 is primarily the result of lower revenues and an increase in subscriber acquisition costs, net of related revenue, associated with an increase in MONI’s direct-to-consumer sales activities. MONI's Adjusted EBITDA as a percentage of net revenue for the three and nine months ended September 30, 2017 was 55.6% and 57.1%, respectively, compared to 60.8% and 61.1% in the prior year periods.

Ascent's Pre-SAC Adjusted EBITDA for the three and nine months ended September 30, 2017 decreased 5.5% and 5.2% to $85.9 million and $259.5 million, respectively. MONI's Pre-SAC Adjusted EBITDA for the three and nine months ended September 30, 2017 totaled $87.1 million and $265.9 million, respectively, compared to $92.8 million and $279.0 million for the three and nine months ended September 30, 2016, respectively. The decrease in Pre-SAC Adjusted EBITDA is primarily the result of lower Pre-SAC revenues and increased field service retention costs. MONI's Pre-SAC Adjusted EBITDA as a percentage of Pre-SAC net revenue for the three and nine months ended September 30, 2017 was 63.5% and

63.9%, respectively, compared to 65.6% and 65.5% in the three and nine months ended September 30, 2016, respectively. For a reconciliation of net loss from continuing operations to Adjusted EBITDA to Pre-SAC Adjusted EBITDA for Ascent and MONI, as well as a reconciliation of net revenue to Pre-SAC net revenue, please see the Appendix of this release.

	Twelve Months Ended September 30,
	2017	2016
Beginning balance of accounts	1,059,634	1,091,627
Accounts acquired	103,650	136,414
Accounts canceled	(152,951)	(150,091)
Canceled accounts guaranteed by dealer and other adjustments (a) (b)	(12,246)	(18,316)
Ending balance of accounts	998,087	1,059,634
Monthly weighted average accounts	1,033,150	1,079,100
Attrition rate - Unit	14.8%	13.9%
Attrition rate - RMR (c)	13.5%	12.2%
Core Attrition (d)	14.0%	13.3%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)
Includes an estimated 4,945 and 10,488 accounts included in our Radio Conversion Program that primarily canceled in excess of their expected attrition for the twelve months ending September 30, 2017 and 2016, respectively.

(c)
The RMR of canceled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

(d)	Core Attrition reflects the long-term attrition characteristics of MONI’s base by excluding the one-time bulk buy of 113,000 accounts from Pinnacle Security in 2012 and 2013.

MONI’s core account portfolio unit attrition rate for the twelve months ended September 30, 2017, which excludes attrition of the Pinnacle Security accounts, was 14.0%, compared to 13.3% for the twelve months ended September 30, 2016. An increase in the number of subscriber accounts with five-year contracts reaching the end of their initial contract term as well as a more aggressive price increase strategy contributed to the increase in attrition in the period. Overall unit attrition increased from 13.9% for the twelve months ended September 30, 2016 to 14.8% for the twelve months ended September 30, 2017. Overall attrition reflects the impact of the Pinnacle Security bulk buys, where MONI purchased approximately 113,000 accounts from Pinnacle Security in 2012 and 2013, which are now experiencing normal end-of-term attrition. The Company believes core attrition best reflects the long run characteristics of our customer base.

RMR attrition for the twelve months ended September 30, 2017 increased to 13.5% from 12.2% for the twelve months ended September 30, 2016, reflecting price decreases related to the Company’s efforts to secure contract extensions from existing customers.

During the three months ended September 30, 2017 and 2016, MONI acquired 21,268 and 32,570 subscriber accounts, respectively.

Ascent Liquidity and Capital Resources

At September 30, 2017, on a consolidated basis, Ascent had $135.4 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

At September 30, 2017, the existing long-term debt includes the principal balance of $1.9 billion under the MONI Senior Notes, Credit Facility term loans, Credit Facility revolver and Ascent’s Convertible Notes. The Convertible Notes have an outstanding principal balance of $96.8 million as of September 30, 2017 and mature July 15, 2020. The Senior Notes have an outstanding principal balance of $585.0 million as of September 30, 2017 and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $1.1 billion as of September 30, 2017 and requires principal payments of approximately $2.8 million per quarter with the remaining amount becoming due on September 30, 2022. As of September 30, 2017, the Credit Facility revolver has an outstanding balance of $80.4 million and becomes due on September 30, 2021.

Conference Call

Ascent will host a call today, Thursday, November 2, 2017 at 5:00 pm ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 1086934. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through November 16, 2017 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 1086934.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential and expansion, the success of new products and services, account creation and related costs, diversification of distribution channels, generation of new sales and marketing leads, the anticipated benefits of the partnership with Nest, subscriber attrition, anticipated account generation at LiveWatch, future financial prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent and/or MONI, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. MONI, headquartered in the Dallas Fort-Worth area, secures approximately one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by one of the nation’s largest networks of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
Amounts in thousands, except share amounts

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$34,920	$12,319
Marketable securities, at fair value	100,498	77,825
Trade receivables, net of allowance for doubtful accounts of $3,381 in 2017 and $3,043 in 2016	13,206	13,869
Prepaid and other current assets	11,759	10,347
Assets held for sale	—	10,673
Total current assets	160,383	125,033
Property and equipment, net of accumulated depreciation of $35,506 in 2017 and $29,071 in 2016	30,993	28,331
Subscriber accounts, net of accumulated amortization of $1,383,804 in 2017 and $1,212,468 in 2016	1,333,627	1,386,760
Dealer network and other intangible assets, net of accumulated amortization of $40,348 in 2017 and $32,976 in 2016	9,452	16,824
Goodwill	563,549	563,549
Other assets	6,875	11,935
Total assets	$2,104,879	$2,132,432
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,521	$11,516
Accrued payroll and related liabilities	6,345	5,067
Other accrued liabilities	66,873	34,970
Deferred revenue	14,191	15,147
Holdback liability	10,706	13,916
Current portion of long-term debt	11,000	11,000
Liabilities of discontinued operations	—	3,500
Total current liabilities	119,636	95,116
Non-current liabilities:
Long-term debt	1,789,810	1,754,233
Long-term holdback liability	1,982	2,645
Derivative financial instruments	16,122	16,948
Deferred income tax liability, net	20,959	17,769
Other liabilities	6,671	7,076
Total liabilities	1,955,180	1,893,787
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 11,947,767 and 11,969,152 shares at September 30, 2017 and December 31, 2016, respectively	119	120
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 381,528 and 381,859 shares at September 30, 2017 and December 31, 2016, respectively	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,422,608	1,417,505
Accumulated deficit	(1,261,098)	(1,169,559)
Accumulated other comprehensive loss, net	(11,934)	(9,425)
Total stockholders’ equity	149,699	238,645
Total liabilities and stockholders’ equity	$2,104,879	$2,132,432
See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except shares and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenue	$138,211	142,765	$419,909	429,689
Operating expenses:
Cost of services	30,213	29,049	89,799	86,161
Selling, general and administrative, including stock-based compensation	35,793	32,897	136,809	97,148
Radio conversion costs	74	1,263	383	17,938
Amortization of subscriber accounts, dealer network and other intangible assets	59,384	62,156	178,896	185,415
Depreciation	2,176	2,152	6,435	6,329
Gain on disposal of operating assets	—	—	(21,217)	—
	127,640	127,517	391,105	392,991
Operating income	10,571	15,248	28,804	36,698
Other income (expense), net:
Interest income	617	548	1,575	1,593
Interest expense	(38,360)	(31,794)	(114,011)	(94,805)
Refinancing Expense	—	(9,348)	—	(9,348)
Other income (expense), net	(222)	240	242	(1,079)
	(37,965)	(40,354)	(112,194)	(103,639)
Loss from continuing operations before income taxes	(27,394)	(25,106)	(83,390)	(66,941)
Income tax expense from continuing operations	(1,766)	(1,927)	(8,241)	(5,514)
Net loss from continuing operations	(29,160)	(27,033)	(91,631)	(72,455)
Discontinued operations:
Income from discontinued operations, net of income tax of $0	—	—	92	—
Net loss	(29,160)	(27,033)	(91,539)	(72,455)
Other comprehensive income (loss):
Foreign currency translation adjustments	(16)	(224)	626	(780)
Unrealized holding gain on marketable securities, net	279	301	1,366	3,164
Unrealized gain (loss) on derivative contracts, net	227	(2,459)	(4,501)	(19,001)
Total other comprehensive income (loss), net of tax	490	(2,382)	(2,509)	(16,617)
Comprehensive loss	$(28,670)	(29,415)	$(94,048)	(89,072)

Basic and diluted income (loss) per share:
Continuing operations	$(2.39)	(2.23)	$(7.53)	(5.89)
Discontinued operations	—	—	0.01	—
Net loss	$(2.39)	(2.23)	$(7.52)	(5.89)

Weighted average Series A and Series B shares - basic and diluted	12,207,649	12,101,214	12,170,367	12,304,879
Total issued and outstanding Series A and Series B shares at period end			12,329,295	12,321,760

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
Amounts in thousands

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(91,539)	(72,455)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income tax	(92)	—
Amortization of subscriber accounts, dealer network and other intangible assets	178,896	185,415
Depreciation	6,435	6,329
Stock-based compensation	5,968	5,205
Deferred income tax expense	3,158	3,158
Gain on disposal of operating assets	(21,217)	—
Legal settlement reserve, net of cash payments	23,000	—
Amortization of debt discount and deferred debt costs	8,227	8,063
Refinancing expense	—	9,348
Bad debt expense	7,888	7,855
Other non-cash activity, net	4,887	4,231
Changes in assets and liabilities:
Trade receivables	(7,225)	(7,906)
Prepaid expenses and other assets	(3,535)	717
Subscriber accounts - deferred contract costs	(2,299)	(2,080)
Payables and other liabilities	4,770	10,667
Operating activities from discontinued operations, net	(3,408)	—
Net cash provided by operating activities	113,914	158,547
Cash flows from investing activities:
Capital expenditures	(9,999)	(5,071)
Cost of subscriber accounts acquired	(119,081)	(160,117)
Purchases of marketable securities	(22,633)	(5,036)
Proceeds from sale of marketable securities	1,108	12,909
Decrease in restricted cash	—	55
Proceeds from the disposal of operating assets	32,612	—
Net cash used in investing activities	(117,993)	(157,260)
Cash flows from financing activities:
Proceeds from long-term debt	159,850	1,249,000
Payments on long-term debt	(132,500)	(1,200,009)
Value of shares withheld for share-based compensation	(670)	(347)
Payments of financing costs	—	(16,711)
Purchases and retirement of common stock	—	(7,140)
Net cash provided by financing activities	26,680	24,793
Net increase in cash and cash equivalents	22,601	26,080
Cash and cash equivalents at beginning of period	12,319	5,577
Cash and cash equivalents at end of period	$34,920	31,657
Supplemental cash flow information:
State taxes paid, net	$3,107	2,759
Interest paid	93,753	73,521
Accrued capital expenditures	386	638

See accompanying notes to condensed consolidated financial statements.

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and "Adjusted EBITDA."  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), stock-based and long-term incentive compensation, and other non-cash or nonrecurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, to fund its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which MONI’s covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.

Pre-SAC Adjusted EBITDA

In addition to MONI's dealer sales channel, MONI and LiveWatch also generate leads and acquire accounts through its direct-to-consumer sales channels. As such, certain expenditures and related revenue associated with subscriber acquisition (subscriber acquisition costs, or "SAC") are recognized as incurred. This is in contrast to the dealer sales channel, which capitalizes payments to dealers to acquire accounts. "Pre-SAC Adjusted EBITDA" is a measure that eliminates the impact of generating leads and acquiring accounts through the direct-to-consumer sales channels that is recognized in operating income. Pre-SAC Adjusted EBITDA is defined as total Adjusted EBITDA excluding SAC related to internally generated subscriber leads and accounts through the direct-to-consumer sales channels, as well as any related revenue. We believe Pre-SAC Adjusted EBITDA is a meaningful measure of the Company's financial performance in servicing its customer base. Pre-SAC Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Pre-SAC Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Pre-SAC Adjusted EBITDA as calculated by the Company should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's net loss from continuing operations to total Adjusted EBITDA to Pre-SAC Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss from continuing operations	$(29,160)	(27,033)	$(91,631)	(72,455)
Amortization of subscriber accounts, dealer network and other intangible assets	59,384	62,156	178,896	185,415
Depreciation	2,176	2,152	6,435	6,329
Stock-based compensation	2,393	1,760	5,968	5,205
Radio conversion costs	74	1,263	383	17,938
Rebranding marketing program	—	602	880	839
LiveWatch acquisition contingent bonus charges	391	1,104	1,746	3,096
Integration / implementation of company initiatives	390	—	2,420	—
Severance expense (a)	1,248	—	1,275	245
Impairment of capitalized software	—	—	713	—
Gain on revaluation of acquisition dealer liabilities	(954)	—	(1,358)	—
Gain on disposal of operating assets	—	—	(21,217)	—
Legal settlement reserve	—	—	28,000	—
Software implementation/integration	—	418	—	418
Other-than-temporary impairment losses on marketable securities	220	—	220	1,904
Interest income	(617)	(548)	(1,575)	(1,593)
Interest expense	38,360	31,794	114,011	94,805
Refinancing expense	—	9,348	—	9,348
Income tax expense from continuing operations	1,766	1,927	8,241	5,514
Adjusted EBITDA	75,671	84,943	233,407	257,008
Gross subscriber acquisition costs (b)	11,275	7,313	29,758	20,474
Revenue associated with subscriber acquisition costs (b)	(1,051)	(1,332)	(3,694)	(3,884)
Pre-SAC Adjusted EBITDA	$85,895	90,924	$259,471	273,598

(a)	Severance expense related to a reduction in headcount event and transitioning executive leadership at MONI.

(b)
Gross subscriber acquisition costs and Revenue associated with subscriber acquisition costs for the three and nine months ended September 30, 2016 has been restated to include $665,000 and $2,006,000 of costs, respectively, and $207,000 and $584,000 of revenue, respectively, related to MONI's direct-to-consumer sales channel activities for the period.

The following table provides a reconciliation of MONI’s net loss to total Adjusted EBITDA to Pre-SAC Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	$(25,536)	(23,002)	$(96,653)	(59,721)
Amortization of subscriber accounts, dealer network and other intangible assets	59,384	62,156	178,896	185,415
Depreciation	2,170	2,084	6,415	6,084
Stock-based compensation	1,311	682	2,759	1,871
Radio conversion costs	74	1,263	383	17,938
Rebranding marketing program	—	602	880	839
LiveWatch acquisition contingent bonus charges	391	1,104	1,746	3,096
Integration / implementation of company initiatives	390	—	2,420	—
Severance expense (a)	1,248	—	1,275	245
Impairment of capitalized software	—	—	713	—
Gain on revaluation of acquisition dealer liabilities	(954)	—	(1,358)	—
Legal settlement reserve	—	—	28,000	—
Software implementation/integration	—	418	—	418
Interest expense	36,665	30,211	108,980	91,459
Refinancing expense	—	9,348	—	9,348
Income tax expense	1,767	1,929	5,330	5,462
Adjusted EBITDA	76,910	86,795	239,786	262,454
Gross subscriber acquisition costs (b)	11,275	7,313	29,758	20,474
Revenue associated with subscriber acquisition costs (b)	(1,051)	(1,332)	(3,694)	(3,884)
Pre-SAC Adjusted EBITDA	$87,134	92,776	$265,850	279,044

(a)	Severance expense related to a reduction in headcount event and transitioning executive leadership at MONI.

(b)
Gross subscriber acquisition costs and Revenue associated with subscriber acquisition costs for the three and nine months ended September 30, 2016 has been restated to include $665,000 and $2,006,000 of costs, respectively, and $207,000 and $584,000 of revenue, respectively, related to MONI's direct-to-consumer sales channel activities for the period.

Presented below is the reconciliation of Net revenue for MONI and Ascent Capital to Pre-SAC net revenue (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenue, as reported	$138,211	142,765	$419,909	429,689
Revenue associated with subscriber acquisition cost	(1,051)	(1,332)	(3,694)	(3,884)
Pre-SAC net revenue	$137,160	141,433	$416,215	425,805